Exhibit 10.1

Contract #: HEM2021-001 Licensee: Hemptown Organics Corp. Property: Trailer Park Boys Term: July 7, 2021 to June 30, 2023

LICENSE AGREEMENT

THIS AGREEMENT is made as July 12th, 2021 (the “Effective Date”) between TRAILER PARK BOYS INCORPORATED (“TPB”), a corporation incorporated under the laws of the Province of Nova Scotia, whose address is 140 Ilsley Ave, Dartmouth, Nova Scotia B3B 1V1, Canada; trinahickey@sympatico.ca

- AND –

HEMPTOWN ORGANICS CORP. (the “Licensee”), a corporation incorporated under the laws of the Province of British Columbia, whose address is 750-1095 W Pender St., Vancouver, British Columbia, V6E 2M6 Canada, and its subsidiary HT NATURALS INC., a corporation incorporated under the laws of the State of Delaware, whose address is 8605 Santa Monica Blvd, West Hollywood, CA 90069 (collectively the “Licensee”),; Email: zayn@hemptownusa.com

This Agreement consists of the following (all of which are incorporated into and made a part of this Agreement by this reference): (A) Deal Terms set out below and (B) the attached Standard Terms and Conditions as Schedule “A” (collectively, the “Agreement”).

DEAL TERMS

1.	Property: The “Property” consists solely of the following property (and all elements thereof): The Trailer Park Boys name and the Trailer Park Boys Logo:

Except as otherwise expressly set forth in this Agreement, the Property shall NOT include any goods or services created by or for TPB that are based on, contain, or otherwise relate to the property listed above.

2.	Products: The “Products” are the following types of goods or services to be created by or for Licensee hereunder based upon or using the Property, together with all corresponding components, parts, subparts, accessories, containers, and packaging materials:

SMOKEABLE HEMP PRODUCTS:

●	Hemptown Naturals Hemp Stix co-branded with the Property (with lab-certified less than 0.3% THC)

●	Hemptown USA Hemp Stix co-branded with the Property (with lab-certified less than 0.3% THC)

●	Other smokeable hemp products co-branded with the Property (with lab-certified less than 0.3% THC)

3.	Advance. The Licensee shall pay to TPB as a non-refundable advance against Royalties (the “Advance”) at signing for Year 1 in the amount of Fifty Thousand United States Dollars (US$50,000.00) and Six Hundred Thousand unrestricted Licensee common shares (600,000), which will be registered without restriction at such time as the Licensee may become a publicly traded company. The Advance shall be payable upon execution of this Agreement. The licensee shall pay to TPB on or by June 30, 2022 a second advance in respect of Year 2 of One Hundred and Fifty Thousand United States Dollars (US$150,000).

4.	Guarantees. The minimum Royalties that Licensee is obligated to pay to TPB (the “Guarantees”) are set forth below:

Period or Year	Period or Year Ending	Country	Guarantee (USD)	Due Date
July 1, 2021	June 30, 2022	United States	$50,000.00	Upon signature (Advance)
July 1, 2021	June 30, 2022	United States	600,000 shares	Upon signature (Advance)
July 1, 2022	June 30, 2023	United States	$150,000.00	Due June 30, 2022
Total cash			$200,000.00
Total stock shares			600,000

5.	Royalty Rates. The royalty rates from which Royalties are calculated hereunder (the “Royalty Rates”) are as follows:

(a)	The “Standard Royalty Rate” is thirty percent (30%) of Net Sales.

(b)	The “DTC (direct-to-consumer) Royalty Rate” is thirty percent (30%).

6.	Exclusivity. Any and all licenses and rights granted to Licensee in this Agreement are exclusive for hemp smokeable products with less than lab-certified 0.3% THC.

7.	Territory. The “Territory” is USA, Canada, the United Kingdom and Australia.

8.	Term. The term of this Agreement (the “Term”) will commence on the Effective Date and expire on June 30, 2023, unless sooner terminated as provided in this Agreement

9.	Marketing Dates. The “Marketing Dates” are dates by which Licensee shall in good faith make the Products commercially available to the public through the Channels of Distribution in accordance with this Agreement. The Marketing Date for the Products is August 30, 2021.

10.	Minimum Marketing & Advertising Expenditures. The minimum Advertising expenditures that Licensee is required to make each Period or Year are as follows: $0.

11.	Channels of Distribution. The “Channels of Distribution” are those retail distribution outlets designated with an “X” below, but only to the extent that they are located in the Territory.

X	Convenience Stores
X	Drug Stores
X	Food and Grocery Stores
X	Mass Market Stores
X	Mid-Tier Stores
X	Military Exchange Stores
X	Newsstands and Kiosks
X	Smoke Specialty Stores
X	Specialty Stores
X	Direct-to-Consumer
X	Online and e-tailers

12.	Proprietary Notices. The copyright notices, trademark notices, and other proprietary legends and notices, if any, that Licensee is obligated to place on the Products and Advertising in accordance with this Agreement (the “Proprietary Notices”) are as follows:

[Name of Property appearing on the Product] and associated trademarks are owned by and used under license from Trailer Park Boys Incorporated. © & ® 2021 Trailer Park Boys Incorporated. All Rights Reserved.

13.	Production Samples. The number of production samples to be provided by Licensee to TPB from the initial production run of each Product is twenty-four (24). Such samples shall be delivered to TPB together with the first commercial release of such Products.

14.	Definitions. Capitalized terms used but not defined in these Deal Terms are defined in the Standard Terms and Conditions attached as Schedule “A”.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TRAILER PARK BOYS INCORPORATED

By:
Name:
Title:

HEMPTOWN ORGANICS CORP.

By:	/s/ Zayn Kalyan
Name:	Zayn Kalyan
Title:	Director

SCHEDULE “A”

STANDARD TERMS AND CONDITIONS

1. LICENSE:

(a) Solely in connection with the Products and subject to the terms and conditions of this Agreement, during the Term, TPB grants to the Licensee and the Licensee accepts a limited, revocable, non-exclusive, non-transferable, non-assignable, non-delegable license to use the Property in connection with the Products for the Term in the Territory.

(b) The Licensee shall not display, exhibit, market, reproduce, distribute or otherwise use or exploit the Property for any other purpose than those expressly set out in this Agreement without the prior, express written consent of TPB in each instance, such consent to be granted or withheld in the sole discretion of TPB. All rights not expressly granted herein by TPB are expressly reserved and retained by TPB. The rights granted to Licensee hereunder are limited to the Term in the Territory in the Channels of Distribution and the parties acknowledge and agree that the Product shall not be sold anywhere else in the world without the prior express of TPB. All licenses and rights not expressly granted to Licensee herein are reserved exclusively to TPB for use and/or licensing as TPB deems appropriate in its sole discretion.

(c) Licensee further acknowledges and agrees that, without the prior written approval of TPB, the License shall not use or authorize the use of the Property in association with any other brand, trademark, company, product, store, event, item or any other use whatsoever, including, without limitation, any product placements, tie-ins, premiums, promotions, giveaways or bundling arrangements.

2. INTELLECTUAL PROPERTY RIGHTS:

(a) Licensee acknowledges that it has no interest in or to the Property other than the limited license granted under and in accordance with the terms of this Agreement. Licensee agrees that Licensee’s use of the Property and any goodwill in the Property resulting from Licensee’s use will enure to the sole benefit of TPB and will not create any right, title or interest for Licensee in the Property.

(b) Licensee acknowledges that there is great value and goodwill associated with the Property, and that the Property has a secondary meaning in the mind of the public. Licensee shall use its best efforts to preserve, protect, and enhance the goodwill and value of the Property. Licensee shall ensure that the Products shall be first rate and of high quality.

(c) The Licensee shall not do or cause to be done anything or any act contesting, opposing or challenging or in any way impairing or tending to impair any of TPB’s right, title or interest in or to the Property (or any portion thereof) and/or any other of TPB’s marks, products, goods or services. In particular, the Licensee shall not register or attempt to register the Property in any jurisdiction in any manner whatsoever, and will not oppose TPB’s registration or use of the Property, alone or with other words or designs, in any jurisdiction. The Licensee agrees that upon the termination of this Agreement, the Licensee shall and hereby does assign, transfer, and convey to TPB any trade rights, equities, goodwill, titles or other rights, title or interest in and to the Property.

(d)   The Licensee shall promptly notify TPB where it learns of use by an unauthorized third party of any mark that is identical, derivative of, or confusingly similar with any of the Property. The Licensee shall take no action with respect thereto unless the Licensee has obtained TPB’s prior written consent. TPB may take whatever action it sees fit in its sole discretion advisable for the protection of its rights to the Property. The Licensee shall cooperate fully to assist TPB with any legal or equitable actions taken by TPB to protect its rights in the Property.

(e) The Licensee shall not use the Property in connection with any activity that is illegal or that defames, ridicules or disparages any of the Trailer Park Boys or that otherwise damages the reputation for quality inherent in the Property.

(f)   TPB shall have the right to appoint certain of its representatives to visit the premises of the Licensee upon or in which the Products are manufactured and packaged at a time agreed to by the Licensee and which is scheduled so as to not disrupt its business.

3. APPROVALS:

(a) The parties acknowledge that all matters with respect to the Products, including, without limitation, the labeling and packaging of the Product, and any use of the Property other than as articulated in this Agreement shall be subject to the prior written approval of TPB.

(b) All artwork, designs, materials and elements of the Property to be used for the manufacturing, packaging, advertising and promotion of the Products shall be approved by TPB before production.

(c) All Products shall be subject to the prior written approval of TPB before any Products are produced, manufactured, advertised, distributed or sold. After any approval is given hereunder, no changes shall be made to any of the approved Products without the prior written approval of TPB. The procedures for the approval process is as follows:

(i)	Licensee shall provide Product prototypes and samples to TPB (the “Materials”), which may be retained by TPB;

(ii)	TPB shall review the Materials and either approve or reject the Materials (the “Review Period”) within a period of ten (10) days;

(iii)	If TPB does not provide a response during the Review Period, the Product shall not be deemed to be approved unless/until a final written approval is provided by TPB;

(iv)	In the event that the Product is rejected, TPB shall provide reasons for the rejection and Licensee may re-submit the Product in accordance with the procedures set out in this section;

4. ROYALTIES AND ACCOUNTING:

(a) The Licensee shall pay to TPB the royalties on all Sales (as defined below) of all Products by Licensee during the Term and during any Sell-Off Period (“Royalties”). Licensee shall not distribute the Products free of charge. For purposes of this Agreement, “Sales” shall occur for particular Products (or, a Product is deemed “Sold”) when the first of the following three (3) events occurs in connection with any exploitation of the Products: (a) an invoice for such Products is issued to the purchaser; (b) such Products are shipped to the purchaser; or (c) Licensee receives payment for such Products.

(b) The Royalties shall be calculated at the Royalty Rates as follows:

(i)	the Standard Royalty Rate shall be multiplied by the Net Sales during such calendar quarter for all Sales of all Products by Licensee in the Channels of Distribution where Licensee bears all costs associated with the transportation, shipping, and/or importation of such Products; and

For the purposes of this Agreement, “Net Sales” means one hundred percent (100%) of the gross amount that Licensee bills for Sales of Products (the “Gross Amount”), less only: (a) any sales, excise, or similar taxes that are included in the Gross Amount and, under applicable law, Licensee must collect from purchasers and pay to taxing authorities; (b) permitted volume discounts granted in the ordinary course of business; and (c) reasonable, documented returns that are actually accepted and for which a bona-fide credit or refund is issued (provided that the total amount deducted for all returns of Products Sold in any Year may not exceed five percent (5%) of the Gross Amount for all Sales of all Products in such Year) (collectively, the “Permitted Deductions”). If a Permitted Deduction applies to both a Product and other items, Licensee must demonstrate to TPB’s satisfaction what portion of such Permitted Deduction should be applied to such Product, otherwise the amount of such Permitted Deduction shall be based upon the proportionate share of the Gross Amount that consisted solely of such Product.

(c) The Licensee shall render accounting statements (in a form to be mutually agreed upon by the Licensee and TPB) and pay the Royalties to TPB on a quarterly basis within forty five (45) days of the end of each quarter, whether or not any payment of Royalties is shown to be due to TPB thereunder. The Licensee shall keep accurate books of account and records covering all transactions relating to this Agreement at the Licensee’s principal place of business and shall allow TPB and its accredited and approved representatives, upon at least fourteen ten (14) days’ prior written notice (but not more than twice in any calendar year), to audit said books of account and records and to make copies thereof at TPB’s expense. In the event that any audit hereunder reveals an underpayment of Royalties to TPB by an amount equal to five percent (5%) or more, the Licensee shall immediately pay to TPB the amount of such underpayment together with TPB’s third party costs of such audit.

(d) No Royalties shall be paid for: (i) free or promotional samples provided to TPB; or (ii) Products purchased by TPB hereunder.

(e) Any payment hereunder not paid when due in accordance with the terms of this Agreement, including without limitation, any deficit disclosed through the audit procedures provided for herein, shall bear interest from the due date until received by TPB at the rate of twelve percent (12%) per annum (or at the maximum interest rate permitted by law if less than 12%). The obligation to pay and the payment of such interest will not operate to extend any payment due date, and TPB waives no rights by accepting late payment with or without interest. Interest under this section shall be due and payable on the date the outstanding balance is paid to TPB.

(f) Any applicable tax on the manufacture, distribution and/or Sale of the Products, including, but not limited to, customs taxes and duties, imposts, importation costs and value added, excise or any other sales tax, shall be borne solely by Licensee.

(g) Licensee shall take all reasonable steps within the law to reduce or eliminate any withholding of tax on sums payable pursuant to this Agreement and shall consult with TPB in relation thereto. Licensee agrees to withhold and timely pay in the name of TPB any withholding tax applicable to any Royalty payment made, and agrees to provide TPB with certified copies of the corresponding tax receipts no later than ten (10) days after the date on which each withholding tax payment is actually made.

5. INSURANCE: The Licensee shall procure and maintain at its sole cost and expense product liability insurance with limits of US$1,000,000 per occurrence, US$2,000,000 in the aggregate, US$4,000,000 umbrella policy coverage and on customary terms in the trade. Such insurance shall be in effect at all times during the Term of this Agreement and any Sell-Off Period (as defined below), and for a period of thirty-six (36) months thereafter. Licensee shall add TPB and the following additional parties to such policy as an additional insureds and Licensee shall provide TPB with proof of such insurance: TPB and its shareholders, officers, directors, agents, trustees and employees (collectively, the “Covered Parties”). Such insurance shall provide protection against any and all claims, demands and causes of action arising out of any defects in or use of the Products. Licensee hereby agrees to be responsible for any deductible with respect to such policy. Licensee shall be completely responsible for any product liability claims and shall completely indemnify and save harmless TPB and Covered Parties from any and all expenses, claims, damages and court awards, including all costs and legal expenses in connection therewith. Further, Licensee shall procure and maintain in full force and effect public liability, bodily injury, and public liability property damage insurance policies with limits customary in the trade. Licensee shall add TPB and the Covered Parties to such policies as additional insureds and Licensee shall provide TPB with proof of such insurance.

6. SELL-OFF PERIOD: As of the expiration of this Term, that the Licensee shall be allowed to sell through any existing stock of the Products for a sell-off period of six (6) months (the “Sell-Off Period”). No additional stock of the Products shall be manufactured during the Sell-Off Period.

7. TERMINATION:

(a) Either party may terminate this Agreement with reasonable cause, based on real and substantial damage to the parties’ respective brands, such determination to be made reasonably and in good faith by the party seeking termination, upon six (6) months’ written notice to the other party.

(b) This Agreement may also be terminated by TPB or the Licensee (either one, the “Terminating Party”) immediately upon written notice to the other party for any of the following reasons without recourse or an opportunity to cure:

(i)	The other party becomes insolvent, makes a general assignment for the benefit of its creditors or a proposal under the Bankruptcy and Insolvency Act (Canada), or if a petition is filed against it under the Bankruptcy and Insolvency Act (Canada), or it shall be declared bankrupt, or a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager, or any other officer with similar powers shall be appointed of or for such party, or if such party shall commit an act of bankruptcy or shall propose a compromise or arrangement under the Companies’ Creditors Arrangement Act (Canada) or any similar legislation, or institute proceedings to be adjudged bankrupt or insolvent or consent to the institution of such proceedings or consent to the appointment of a receiver or manager or admit in writing inability to pay debts generally as they come due;

(ii)	The other party refuses or fails to perform any of its material obligations or covenants under this Agreement;

(iii)	The other party publicly denounces, slanders, defames or denigrates the Terminating Party, its officers, principals or agents either orally, visually or in writing (including through digital or electronic means or methods);

(iv)	The other party makes or made any material misrepresentations or omissions relating to this Agreement, or the licenses granted hereunder;

(v)	The other party engages in or persists in conduct that would reflect unfavourably upon the Terminating Party or upon the operation and reputation of the Terminating Party’s business including, but not limited to, any criminal act;

(vi)	The other party fails to comply with any applicable law, rule or regulation.

(c) In the event of any termination or expiration of this Agreement, all rights, licenses and benefits granted to Licensee will immediately cease and Licensee will have no further rights whatsoever with respect to the Property. Sections 2, 4, 7, 8-11 and 13-15 shall survive any expiration or termination of this Agreement.

(d) The right of either party to terminate this Agreement shall not be affected in any way by its waiver of or failure to take action with respect to any previous default.

8. U.S. BANKRUPTCY PROVISIONS:

(a) The parties agree and intend that this Agreement is an executory contract governed by Section 365 of the U.S. Federal Bankruptcy Code. In the event of Licensee’s bankruptcy, the parties intend that any Royalties payable under this Agreement during the bankruptcy period be deemed administrative claims under the U.S. Federal Bankruptcy Code as the parties recognize and agree that the bankruptcy estate’s enjoyment of this Agreement will: (a) provide a material benefit to the bankruptcy estate during its reorganization; and (b) deny TPB the benefit of the exploitation of the rights through alternate means during the bankruptcy reorganization.

(b) The parties acknowledge and agree that any delay in the decision of the trustee of the bankruptcy estate to assume or reject this Agreement (the “Decision Period”) will materially harm TPB by interfering with TPB’s ability to alternatively exploit the rights granted under this Agreement during a Decision Period of uncertain duration. Therefore, the parties agree that the Decision Period shall not exceed sixty (60) days.

9. REPRESENTATIONS AND WARRANTIES:

(a) The parties each represent and warrant to one another that it:

(i)	is a corporation in good standing under the laws of its jurisdiction of incorporation;

(ii)	has the right to enter into this Agreement and to execute, deliver and perform its obligations hereunder.

(b) Licensee hereby agrees to defend, protect, indemnify and hold harmless TPB, the Covered Parties and their respective assignees, affiliates, officers, directors, employees, shareholders, representatives and agents (each an “Indemnitee” and collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind whatsoever (including the reasonable fees and disbursements of outside counsel for the Indemnitees) in connection with any dispute, action, suit or claim or any investigative, administrative or judicial proceeding imposed on, incurred by, or asserted against the Indemnitees (whether direct, indirect or consequential and whether based on any federal, provincial or state laws or other statutory regulations, under common law or at equitable cause, or on contract or otherwise), arising from or in connection with the Products or any element thereof, including the manufacturing, packaging, distribution, advertising or other exploitation thereof, and violation of laws and regulations in connection therewith, and/or arising from any material breach by Licensee of this Agreement.

(c) TPB hereby agrees to defend, protect, indemnify and hold harmless Licensee and its assignees, affiliates, officers, directors, employees, shareholders, representatives and agents (each an “Indemnitee” and collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind whatsoever (including the reasonable fees and disbursements of outside counsel for the Indemnitees) in connection with any dispute, action, suit or claim or any investigative, administrative or judicial proceeding imposed on, incurred by, or asserted against the Indemnitees (whether direct, indirect or consequential and whether based on any federal, provincial or state laws or other statutory regulations, under common law or at equitable cause, or on contract or otherwise), arising from any material breach by TPB of this Agreement.

10. CONFIDENTIALITY: Any information supplied by either party to the other and any information relating to the business affairs or other proprietary matters of either party which may come to the other party’s attention in the course of this Agreement shall be deemed confidential information and shall not be disclosed to third parties or copied by such party, except as necessary to implement the terms of this Agreement or as may first be approved by the other party in writing. The parties undertake to procure that their respective employees and/or agents are aware of and bound by this section.

11. PUBLIC STATEMENTS: This Agreement shall not entitle the Licensee to: (i) purport to speak on behalf of TPB or any of its shareholders, officers, directors or employees; or (i) speak to the media on behalf of TPB or any of its shareholders, officers, directors or employees without prior, specific, written authorization from TPB in each instance, which permission may be granted or withheld at TPB’s sole and absolute discretion.

12. SALES TO TPB: TPB shall have the right to purchase, and Licensee shall sell to TPB, Products requested by TPB at the manufacturer’s cost plus ten (10) percent in quantities not to exceed wholesale costs of One Hundred Thousand United States Dollars (US$100,000.00) and for marketing and promotional purposes only, not for re-sale purposes at all. TPB must bear the full cost of delivering Products from the Licensee, or its 3rd party manufacturer(s), to the final destination of TPB’s choice.

13. NOTICE: Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be: (1) delivered in person; (2) sent by registered mail; or (3) sent by e- mail, in each case to the addresses as set out above. Either party may change its address for notice by notice to the other party given in accordance with this section. Notice will be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set out above, or one business day after the sending to the other party of the notice via e-mail correspondence

14. APPLICABLE LAW: The Licensee shall comply with all applicable law, rules, treaties and regulations for its use of the Property and in connection with its manufacturing, sale, marketing, promotion, distribution and advertising of the Products, including without limitation, applicable child labour laws and safety legislation.

15. GLOBAL MANUFACTURING STANDARDS: Notwithstanding anything in this Agreement to the contrary, in connection with the production, manufacture and distribution of the Products: (a) no Child labor will be used; (b) all employees of Licensee, the manufacturers and distributors of the Products will be provided with a workplace environment that is safe, healthy, and in compliance with applicable local laws; (c) no prison or forced labor will be used, and all employees of Licensee, manufacturers and distributors of the Products will work on a voluntary basis, and not be subject to physical or mental punishment of any kind; and (d) Licensee, manufacturers and distributors of the Products shall comply with all applicable wage laws and fair employment practices, including but not limited to the practice of non-discrimination on the basis of race, religion, political affiliation, sexual orientation, or gender (except when required by any applicable law to treat a specific group of individuals differently). For the purposes hereof, “Child” means a person younger than sixteen (16) years of age, or younger than the minimum age designated in the jurisdiction of production, manufacture or distribution for employees who produce, manufacture or distribute Products, if such minimum age is older than sixteen (16). Licensee shall ensure that all third party production, manufacturing and distribution agreements contain the foregoing provisions from this section.

16. GENERAL:

(a) Licensee may not assign or sub-license any of its rights or obligations under this Agreement without the prior written consent of TPB.

(b) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be amended except by an agreement in writing signed by the parties.

(c) This Agreement shall be governed by and interpreted in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

(d) This Agreement shall enure to the benefit of the parties and their respective successors and permitted assigns.

(e) The parties to this Agreement are independent, and no agency, partnership, joint venture, employee- employer or franchisee-franchisor relationship is intended or created thereby. Neither party shall have any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or the power to bind the other party in any respect whatsoever.

(f) This Agreement may be executed by facsimile, PDF and/or in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument.